Exhibit 99.1

News Release

American Homes 4 Rent Reports Third Quarter 2021 Financial and Operating Results
CALABASAS, Calif., Nov. 4, 2021—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter ended September 30, 2021.
Highlights
•Rents and other single-family property revenues increased 10.3% year-over-year to $339.6 million for the third quarter of 2021.
•Net income attributable to common shareholders totaled $36.9 million, or $0.11 per diluted share, for the third quarter of 2021, compared to $22.6 million, or $0.07 per diluted share, for the third quarter of 2020.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 17.8% year-over-year to $0.35 per FFO share and unit for the third quarter of 2021 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 20.7% year-over-year to $0.30 per FFO share and unit for the third quarter of 2021.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 8.2% year-over-year for the third quarter of 2021.
•Achieved Same-Home Average Occupied Days Percentage of 97.4% in the third quarter of 2021, while generating 15.9% rate growth on new leases.
•Issued $450.0 million of 2.375% unsecured senior notes due 2031 and $300.0 million of 3.375% unsecured senior notes due 2051 during the third quarter of 2021.
•Raised Full Year 2021 Core FFO attributable to common share and unit holders guidance midpoint by $0.04 per share and unit to $1.36, representing anticipated full year growth of 17.2% over prior year.
“I am incredibly proud of the American Homes 4 Rent team as we produced another quarter of strong operational execution and increased our full-year 2021 Core FFO per share growth expectations to over 17%,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “We continue to see a long runway of strong demand for single-family rentals driven by our country’s housing shortage and the increasing number of households that desire single-family living but prefer the ease of rental lifestyle. And as we close out 2021, our differentiated strategy has positioned us with a portfolio mix poised for the future of our country’s migration patterns, with a highly efficient operating platform and industry leading build-to-rent development program. We believe that this will enable American Homes 4 Rent to continue producing industry leading cash flow growth and shareholder value creation into 2022 and beyond.”
Third Quarter 2021 Financial Results
Net income attributable to common shareholders totaled $36.9 million, or $0.11 per diluted share, for the third quarter of 2021, compared to $22.6 million, or $0.07 per diluted share, for the third quarter of 2020. This increase was primarily due to growth in the Company’s portfolio, a larger number of occupied properties and higher rental rates and fees, as well as lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Rents and other single-family property revenues increased 10.3% to $339.6 million for the third quarter of 2021, compared to $307.9 million for the third quarter of 2020. Revenue growth was driven by an increase in our average occupied portfolio which grew to 52,889 homes for the third quarter of 2021, compared to 50,630 homes for the third quarter of 2020, as well as higher rental rates and fees.

Core NOI from our total portfolio increased 13.0% to $181.0 million for the third quarter of 2021, compared to $160.2 million for the third quarter of 2020. This growth was driven by an 11.2% increase in core revenues resulting from a larger number of occupied properties and higher rental rates and fees, partially offset by an 8.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 6.6% to $245.5 million for the third quarter of 2021, compared to $230.2 million for the third quarter of 2020, which was driven by a 6.2% increase in Average Monthly Realized Rent per property and a 40 basis point increase in Average Occupied Days Percentage. This growth was further benefited by (i) 60 basis points of contribution from higher fees and (ii) 10 basis points from lower uncollectible rents, which resulted in 7.3% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 5.7% to $90.4 million for the third quarter of 2021, compared to $85.5 million for the third quarter of 2020. As a result, Core NOI from Same-Home properties increased 8.2% to $155.9 million for the third quarter of 2021, compared to $144.1 million for the third quarter of 2020.
Core FFO attributable to common share and unit holders was $131.0 million, or $0.35 per FFO share and unit, for the third quarter of 2021, compared to $106.2 million, or $0.29 per FFO share and unit, for the third quarter of 2020. Adjusted FFO attributable to common share and unit holders was $113.3 million, or $0.30 per FFO share and unit, for the third quarter of 2021, compared to $89.6 million, or $0.25 per FFO share and unit, for the third quarter of 2020. These improvements were primarily attributable to growth in the Company’s portfolio, a larger number of occupied properties, higher rental rates and fees, as well as lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Year-to-Date 2021 Financial Results
Net income attributable to common shareholders totaled $87.2 million, or $0.27 per diluted share, for the nine-month period ended September 30, 2021, compared to $58.2 million, or $0.19 per diluted share, for the nine-month period ended September 30, 2020. This increase was primarily due to growth in the Company’s portfolio, higher occupancy and higher rental rates and fees, as well as an increase in gain on sale and impairment of single-family properties and other, net and lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021, partially offset by a noncash charge related to these redemptions.
Rents and other single-family property revenues increased 10.3% to $965.8 million for the nine-month period ended September 30, 2021, compared to $876.0 million for the nine-month period ended September 30, 2020. Revenue growth was driven by an increase in our average occupied portfolio which grew to 52,269 homes for the nine-month period ended September 30, 2021, compared to 49,764 homes for the nine-month period ended September 30, 2020, as well as higher rental rates and fees, partially offset by increased uncollectible rents related to the COVID-19 pandemic.
Core NOI from our total portfolio increased 13.3% to $527.4 million for the nine-month period ended September 30, 2021, compared to $465.7 million for the nine-month period ended September 30, 2020. This growth was driven by a 10.5% increase in core revenues resulting from a larger number of occupied properties and higher rental rates and fees, partially offset by increased uncollectible rents related to the COVID-19 pandemic and a 5.9% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 6.3% to $721.9 million for the nine-month period ended September 30, 2021, compared to $679.0 million for the nine-month period ended September 30, 2020, which was driven by a 4.5% increase in Average Monthly Realized Rent per property and a 160 basis point increase in Average Occupied Days Percentage. This growth was (i) further benefited by 60 basis points of contribution from higher fees and (ii) partially offset by 30 basis points of drag from increased uncollectible rents related to the COVID-19 pandemic, which resulted in 6.6% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 3.9% to $259.3 million for the nine-month period ended September 30, 2021, compared to $249.6 million for the nine-month period ended September 30, 2020. As a result, Core NOI from Same-Home properties increased 8.2% to $460.7 million for the nine-month period ended September 30, 2021, compared to $425.8 million for the nine-month period ended September 30, 2020.
Core FFO attributable to common share and unit holders was $370.7 million, or $0.99 per FFO share and unit, for the nine-month period ended September 30, 2021, compared to $304.1 million, or $0.85 per FFO share and unit, for the nine-month period ended September 30, 2020. Adjusted FFO attributable to common share and unit holders for the nine-month period ended September 30, 2021 was $328.3 million, or $0.88 per FFO share and unit, compared to $264.7 million, or $0.74 per FFO share and unit, for the nine-month period ended September 30, 2020. These improvements were primarily attributable to growth in the Company’s portfolio, a larger number of occupied properties, higher rental rates and fees, as well as lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Collections Update
Collections remain strong with the Company reporting bad debt equivalent to 1.7% of its third quarter 2021 rental billings for its Same-Home portfolio, which reflects benefits from strengthening underlying collections as well as government rental assistance programs. The Company has helped its residents access nearly $14 million related to these government assistance programs throughout the course of the pandemic and continues to work with residents on a case-by-case basis.
Portfolio
As of September 30, 2021, the Company had an occupancy percentage of 95.8%, compared to 97.1% as of June 30, 2021. The decrease in occupancy percentage is primarily attributable to higher volumes of recent acquisitions. The occupancy percentage on Same-Home properties was 98.0% as of September 30, 2021, compared to 98.2% as of June 30, 2021.
Investments
As of September 30, 2021, the Company’s wholly-owned portfolio consisted of 56,077 homes, compared to 54,785 homes as of June 30, 2021, an increase of 1,292 homes during the third quarter of 2021, which included 368 newly constructed properties delivered through our AMH Development Program and 1,014 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 90 homes sold. As of September 30, 2021, the Company had 604 properties held for sale, compared to 589 properties as of June 30, 2021. Also, as of September 30, 2021, the Company had an additional 1,729 properties held in unconsolidated joint ventures, representing a net increase of 199 properties, compared to 1,530 properties held in unconsolidated joint ventures as of June 30, 2021.
Capital Activities, Balance Sheet and Liquidity
In July 2021, American Homes 4 Rent, L.P. (the “Operating Partnership”), the entity through which the Company conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets, issued $450.0 million of 2.375% unsecured senior notes with a maturity date of July 15, 2031 and $300.0 million of 3.375% unsecured senior notes with a maturity date of July 15, 2051. Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2022. The Operating Partnership received aggregate net proceeds of $731.6 million from these issuances, after underwriting fees of approximately $5.6 million and a $12.8 million discount, and before offering costs of $1.4 million. The Operating Partnership used the net proceeds from this offering to repay amounts outstanding on its revolving credit facility and for general corporate purposes, including, without limitation, property acquisitions and developments, the expansion, redevelopment and/or improvement of existing properties in the Operating Partnership’s portfolio, other capital expenditures, the redemption of its preferred shares, the repayment of outstanding indebtedness, working capital and other general purposes.
In September 2021, the Company issued and physically settled 11,400,000 Class A common shares under the May 2021 forward sale agreements, receiving net proceeds of $399.0 million. As of September 30, 2021, 1,845,000 Class A common shares remained available for future settlement under the May 2021 forward sale agreements.
As of September 30, 2021, the Company had cash and cash equivalents of $64.0 million and had total outstanding debt of $3.6 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.0% and a weighted-average term to maturity of 12.7 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the third quarter of 2021, the Company generated $75.7 million of Retained Cash Flow and sold 90 properties generating $26.9 million of net proceeds.

2021 Guidance
The Company is providing revised 2021 guidance based on its current and expected views of the single-family rental market and general economic conditions. However, the extent to which the pandemic may continue to impact us and our residents will continue to depend on future developments. These include resurgences, new variants or strains, such as the Delta variant, the impact of government regulations, vaccine adoption rates (including boosters), the effectiveness of vaccines, employee retention issues resulting from vaccine mandates, and the direct and indirect economic effects of the pandemic and containment measures, among others. We will continue to monitor these events which may result in future revisions to our guidance estimates.
Guidance Summary

Full Year 2021
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.29 - $1.35	$1.34 - $1.38
Core FFO attributable to common share and unit holders growth	11.2% - 16.4%	15.5% - 19.0%

Same-Home
Core revenues growth	5.00% - 6.00%	6.50% - 7.00%
Core property operating expenses growth	4.00% - 5.50%	4.25% - 5.25%
Core NOI growth	5.25% - 6.75%	7.50% - 8.50%
Changes to Full Year 2021 guidance:
•Updates to Full Year 2021 guidance reflect strengthened core revenues outlook primarily driven by strong occupancy and leasing results as well as additional contribution from our external growth program which we have increased by approximately $200 million to a new range of $1.6 billion to $1.8 billion, which now includes between 3,700 and 4,100 wholly-owned inventory additions as well as increased investments into our wholly-owned land and development pipeline and pro-rata share of joint venture investments. When combined with 100% of gross joint venture investments, we now expect to deploy total gross capital of $1.8 billion to $2.0 billion for the year.
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company’s ongoing operations.

Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s Third Quarter 2021 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, November 5, 2021 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2021 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, November 19, 2021 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13723944#, or by using the link at www.americanhomes4rent.com, under “Investor relations.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is a nationally recognized brand for rental homes, known for high-quality, good value and resident satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of September 30, 2021, we owned 56,077 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2021 Guidance, our expectations with respect to the impacts of the COVID-19 pandemic, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the COVID-19 pandemic. The extent to which COVID-19 will impact our future financial results will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, including resurgences, new variants or strains, such as the Delta variant, the impact of government regulations, vaccine adoption rates (including boosters), the effectiveness of vaccines, employee retention issues resulting from vaccine mandates, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Single-family properties:
Land	$2,001,598	$1,836,798
Buildings and improvements	8,947,009	8,163,023
Single-family properties in operation	10,948,607	9,999,821
Less: accumulated depreciation	(1,993,507)	(1,754,433)
Single-family properties in operation, net	8,955,100	8,245,388
Single-family properties under development and development land	733,260	510,365
Single-family properties held for sale, net	106,232	129,026
Total real estate assets, net	9,794,592	8,884,779
Cash and cash equivalents	63,997	137,060
Restricted cash	137,997	128,017
Rent and other receivables	53,414	41,544
Escrow deposits, prepaid expenses and other assets	198,836	163,171
Investments in unconsolidated joint ventures	110,586	93,109
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$10,505,367	$9,593,625

Liabilities
Revolving credit facility	$—	$—
Asset-backed securitizations, net	1,913,322	1,927,607
Unsecured senior notes, net	1,621,342	889,805
Accounts payable and accrued expenses	388,048	298,949
Amounts payable to affiliates	—	4,834
Total liabilities	3,922,712	3,121,195

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 333,760,558 and 316,021,385 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	3,338	3,160
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at September 30, 2021 and December 31, 2020)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 15,400,000 and 35,350,000 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	154	354
Additional paid-in capital	6,353,611	6,223,256
Accumulated deficit	(452,949)	(443,522)
Accumulated other comprehensive income	1,933	5,840
Total shareholders’ equity	5,906,093	5,789,094
Noncontrolling interest	676,562	683,336
Total equity	6,582,655	6,472,430

Total liabilities and equity	$10,505,367	$9,593,625

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Rents and other single-family property revenues	$339,563	$307,932	$965,790	$875,963

Expenses:
Property operating expenses	134,694	126,174	369,966	344,107
Property management expenses	24,562	21,976	70,677	67,512
General and administrative expense	12,647	12,570	40,645	35,329
Interest expense	31,097	29,267	86,630	88,540
Acquisition and other transaction costs	3,279	1,616	11,093	5,719
Depreciation and amortization	94,494	86,996	275,682	254,653
Total expenses	300,773	278,599	854,693	795,860

Gain on sale and impairment of single-family properties and other, net	9,572	12,206	36,401	28,522
Other income and expense, net	139	(1,386)	1,738	862

Net income	48,501	40,153	149,236	109,487

Noncontrolling interest	5,869	3,819	14,012	9,976
Dividends on preferred shares	5,763	13,782	32,160	41,346
Redemption of perpetual preferred shares	—	—	15,879	—

Net income attributable to common shareholders	$36,869	$22,552	$87,185	$58,165

Weighted-average common shares outstanding:
Basic	324,002,538	308,080,226	320,267,903	303,319,053
Diluted	326,206,423	308,541,502	321,879,235	303,775,556

Net income attributable to common shareholders per share:
Basic	$0.11	$0.07	$0.27	$0.19
Diluted	$0.11	$0.07	$0.27	$0.19

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Third Quarter 2021 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Third Quarter 2021 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and nine months ended September 30, 2021 and 2020 (amounts in thousands, except share and per share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$36,869	$22,552	$87,185	$58,165
Adjustments:
Noncontrolling interests in the Operating Partnership	5,869	3,819	14,012	9,976
Gain on sale and impairment of single-family properties and other, net	(9,572)	(12,206)	(36,401)	(28,522)
Adjustments for unconsolidated joint ventures	723	393	1,554	1,019
Depreciation and amortization	94,494	86,996	275,682	254,653
Less: depreciation and amortization of non-real estate assets	(2,894)	(2,296)	(8,287)	(6,552)
FFO attributable to common share and unit holders	$125,489	$99,258	$333,745	$288,739
Adjustments:
Acquisition, other transaction costs and other (1)	3,279	4,753	11,093	9,265
Noncash share-based compensation - general and administrative	1,557	1,723	7,722	4,741
Noncash share-based compensation - property management	680	447	2,278	1,327
Redemption of perpetual preferred shares	—	—	15,879	—
Core FFO attributable to common share and unit holders	$131,005	$106,181	$370,717	$304,072
Recurring Capital Expenditures	(16,921)	(15,397)	(39,789)	(36,292)
Leasing costs	(792)	(1,157)	(2,672)	(3,059)
Adjusted FFO attributable to common share and unit holders	$113,292	$89,627	$328,256	$264,721
Common distributions	(37,551)	(18,416)	(112,059)	(53,805)
Retained Cash Flow	$75,741	$71,211	$216,197	$210,916

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.33	$0.28	$0.89	$0.81
Core FFO attributable to common share and unit holders	$0.35	$0.29	$0.99	$0.85
Adjusted FFO attributable to common share and unit holders	$0.30	$0.25	$0.88	$0.74

Weighted-average FFO shares and units:
Common shares outstanding	324,002,538	308,080,226	320,267,903	303,319,053
Share-based compensation plan and forward sale equity contracts (2)	2,579,441	695,681	1,927,006	691,964
Operating partnership units	51,376,980	52,026,980	51,471,852	52,026,980
Total weighted-average FFO shares and units	377,958,959	360,802,887	373,666,761	356,037,997
(1)Included in acquisition, other transaction costs and other is a net $2.9 million nonrecurring expense related to a legal matter involving a former employee during the three and nine months ended September 30, 2020.
(2)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting Recurring Capital Expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three and nine months ended September 30, 2021 and 2020 (amounts in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$339,563	$307,932	$965,790	$875,963
Tenant charge-backs	(52,723)	(49,935)	(136,532)	(125,377)
Core revenues	286,840	257,997	829,258	750,586
Less: Non-Same-Home core revenues	40,519	28,395	109,298	75,210
Same-Home core revenues	$246,321	$229,602	$719,960	$675,376

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$134,694	$126,174	$369,966	$344,107
Property management expenses	24,562	21,976	70,677	67,512
Noncash share-based compensation - property management	(680)	(447)	(2,278)	(1,327)
Expenses reimbursed by tenant charge-backs	(52,723)	(49,935)	(136,532)	(125,377)
Core property operating expenses	105,853	97,768	301,833	284,915
Less: Non-Same-Home core property operating expenses	15,458	12,275	42,557	35,364
Same-Home core property operating expenses	$90,395	$85,493	$259,276	$249,551

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$48,501	$40,153	$149,236	$109,487
Gain on sale and impairment of single-family properties and other, net	(9,572)	(12,206)	(36,401)	(28,522)
Depreciation and amortization	94,494	86,996	275,682	254,653
Acquisition and other transaction costs	3,279	1,616	11,093	5,719
Noncash share-based compensation - property management	680	447	2,278	1,327
Interest expense	31,097	29,267	86,630	88,540
General and administrative expense	12,647	12,570	40,645	35,329
Other income and expense, net	(139)	1,386	(1,738)	(862)
Core NOI	180,987	160,229	527,425	465,671
Less: Non-Same-Home Core NOI	25,061	16,120	66,741	39,846
Same-Home Core NOI	155,926	144,109	460,684	425,825
Less: Same-Home Recurring Capital Expenditures	14,796	13,677	34,977	33,115
Same-Home Core NOI After Capital Expenditures	$141,130	$130,432	$425,707	$392,710

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com